Exhibit (10) (i)


                               W.W. GRAINGER, INC.
                    1985 EXECUTIVE DEFERRED COMPENSATION PLAN
           (As Amended and Restated Effective as of October 28, 1998)


                                   SECTION ONE

                                     PURPOSE
                                     -------

         1.1 The purpose of this W. W. GRAINGER, INC. 1985 EXECUTIVE DEFERRED COMPENSATION PLAN, as amended and restated effective as of October 28, 1998 (hereinafter referred to as the "1985 Plan") is to provide certain employees of W.W. Grainger, Inc. with a program to permit them to defer a portion of their present compensation to provide them with financial security in addition to the Company's other retirement programs.


                                   SECTION TWO

                                   DEFINITIONS
                                   -----------
         2.1 The terms defined in this Section shall have the meanings shown unless the context requires otherwise.

         2.2 "Agreement" means the W.W. Grainger, Inc. 1985 Executive Deferred Compensation Agreement (substantially in the form attached to this 1985 Plan) entered into between the Company and the Employee to carry out the 1985 Plan with respect to such Participant.

         2.3 "Beneficiary" means the person, trust or other legal entity designated by a Participant pursuant to Section 4.8.

         2.4  "Committee"   means  the  Compensation   Committee  of  Management
described in Section Six to manage and administer the 1985 Plan.

         2.5 "Company" means W.W. Grainger, Inc., an Illinois corporation, and includes its subsidiaries.

         2.6 "Compensation" means the Participant's base salary paid during the calendar year.

         2.7 "Deferral Period" means the period commencing on the Participant's Effective Date of Participation and ending on the date his Compensation Reductions cease.

         2.8 "Disability" means a condition that totally and continuously prevents the Participant, for at least-six consecutive months, from engaging in an "occupation" for Compensation or profit. During the first twenty-four months of total disability, "occupation" means the Participant's occupation at the time the disability began. After that period, occupation means any occupation for which the Participant is or becomes reasonably fitted by education, training or experience. Notwithstanding the foregoing, a disability shall not exist for purposes of this 1985 Plan if the Participant fails to qualify for disability benefits under the Social Security Act, unless the Committee determines, in its sole discretion, that a disability exists.

         2.9 "Early Benefit Date" means the date of Termination of Service of the Participant for reasons other than death or disability prior to attainment of age sixty-five but after the earliest of the date on which the Participant:

          (a)  attains age sixty,

          (b) attains age fifty-five or older after completing ten Years of Service, or

          (c)  completes twenty-five Years of Service.

         2.10 "Effective Date of Participation" means the January 1 following the date the Employee executes an Agreement.

         2.11 "Normal Benefit Date" means the date of Termination of Service of the Participant when he attains age sixty-five.

         2.12 "Participant" means any Employee of the Company who is selected by the Committee and who enters into an Agreement.

         2.13 "Profit Sharing Plan" means the W.W. Grainger, Inc. Employees Profit Sharing Plan, as amended from time to time.

         2.14 "Service" means Service as accumulated under the Profit Sharing Plan.

         2.15 "Termination of Service" means the Participant's ceasing his service with the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or disability.

         2.16 "Year of Service" means a year that a Participant hereunder is "Eligible" under the Profit Sharing Plan, or if he is not a Participant in the Profit Sharing Plan, a year that he would meet the requirements of the Profit Sharing Plan which would make him "Eligible" if he were a Participant in the Profit Sharing Plan.

                                  SECTION THREE

                       PARTICIPANT COMPENSATION REDUCTION
                       ----------------------------------

         3.1 Compensation Reduction. Prior to the Effective Date of Participation, each Employee designated eligible to participate in the 1985 Plan shall execute an Agreement and irrevocably elect to defer a portion of his Compensation otherwise earned and payable on or after the Effective Date of
Participation (as determined by the Committee). The amount of annual Compensation to be deferred shall be set forth in Section 4 of the Agreement and shall be not less than five percent (5%) nor greater than fifteen percent (15%) of Compensation (or such greater percentage as may be approved by the Committee) for a period of not less than one nor more than four years. The amount deferred shall result in corresponding reductions in the Compensation payable to the Participant during the Deferral Period.

         3.2 Company Contributions. If the Participant elects to participate, the Company will allocate fifteen percent (15%) of the amount of the Participant's Compensation Reduction to be used as provided in the 1985 Plan. The Compensation Reduction elected by a Participant under the 1985 Plan during the Deferral Period shall reduce the Participant's Recognized Compensation under the Profit Sharing Plan during the same period.


                                  SECTION FOUR

                                    BENEFITS
                                    --------

         4.1      Normal Benefit.

         (a) If the Participant continues his Service until his Normal Benefit Date, the Company shall pay to the Participant one hundred eighty equal monthly installments commencing on the first day of the month following his Normal Benefit Date, as Compensation earned for services rendered prior to such date, of one-twelfth of the amount per annum specified in
         Section 5 of the Agreement (the "Normal Benefit").

         (b) If the Participant continues in Service with the Company after he has attained age sixty-five and with the consent of the Committee, his Normal Benefit payments shall commence on the first day of the month following his Termination of Service. The Normal Benefit shall be increased by an annualized interest rate factor of six percent (6%) to reflect the later commencement of the benefit after the Normal Benefit Date. Such increased benefit amount shall be payable for one hundred eighty months.

         4.2 Continuation of Normal Benefit. If a Participant who is entitled to the Normal Benefit dies after his Normal Benefit Date, his Beneficiary shall be entitled to receive the remaining Normal Benefit payments, if any, that would have been paid to the Participant if the Participant had survived until he retrieved one hundred eighty monthly Normal Benefit payments. In lieu of such monthly payments, the Committee may determine, in its sole discretion, to make an actuarially determined equivalent lump sum payment to the Beneficiary.

         4.3  Early Benefit.

         (a) If a Participant incurs a Termination of Service on an Early Benefit Date, the Company shall pay to the, Participant in equal monthly installments commencing on the first day of the month following the later of his attaining age fifty-five or his Early Benefit Date, as Compensation earned for services rendered prior to such time, one-twelfth of the amount per annum specified in Section 5 of the Agreement reduced by an annualized interest rate factor of six percent (6%) to reflect the earlier commencement of the benefit prior to the Normal Benefit Date. If the Participant dies before he has received one hundred eighty monthly Early Benefit payments, his Early Benefit payments shall cease, and the Company shall pay to the Participant's Beneficiary a Survivor's Benefit pursuant to Section 4.6 hereof.

         (b) Prior to such Termination of Service, the Participant may elect to defer commencement of payment of his benefits until the first day of any month after he attains age fifty-five but not later than the month after he attains age sixty-five. In such event the Company shall pay to the Participant in equal monthly installments one-twelfth of the amount per annum specified in Section 5 of the Agreement, reduced by an annualized interest rate factor of six percent (6%) to reflect the earlier commencement of the benefit prior to the Normal Benefit Date. If the Participant dies before he has received one hundred eighty monthly Early Benefit payments, his Early Benefit payments shall cease, and the Company shall pay to the Participant's Beneficiary a Survivor's Benefit pursuant to Section 4.6 hereof.

         4.4 Disability Benefit. If the Participant incurs a Termination of Service before age sixty-five as a result of a disability (as defined in Section 2.8) which results from a bodily injury sustained or sickness which first manifests itself while his Agreement is in effect, the Company shall pay to the Participant, in equal monthly installments commencing on the first day of the month after the Participant has been disabled for a period of six consecutive months, one-twelfth of the amount per annum specified in Section 6 of the Agreement until the Participant attains his Normal Benefit Date or ceases to be totally and continuously disabled (the "Disability Benefit"). After the Participant who is receiving a Disability Benefit attains his Normal Benefit Date, he shall be entitled to the Normal Benefit.

         4.5  Termination of Service Prior to Early Benefit Date.

         (a) Except as provided in Sections 4.3 (Early Benefit), 4.4 (Disability Benefit) and 4.6 (Survivor's Benefit), upon Termination of Service of the Participant before his Early Benefit Date the Company shall pay to the Participant, as Compensation earned for services rendered prior to his Termination of Service, a lump sum equal to the sum of:

            (i) the actual amounts of his Compensation Reduction made pursuant to Section 4 of the Agreement,

            (ii) a percentage of the amount of Company allocations made in behalf of such Participant pursuant to Section 3.2 hereof, based on the following schedule:

                Years of Service                                Percentage
                ----------------                                ----------
                      0-4                                            50
                      5-6                                            60
                      7-9                                            80
                      10 and Over                                    100

            (iii) interest through the date of Termination of Service, compounded quarterly, on the amounts of (i) and (ii) above at the end of each quarter at half the rate on ninety-day U.S. Treasury Bills in effect at the end of each quarter,

      (the "Termination Benefit"). Such payment shall be made within ninety days following Termination of Service.

      (b) Notwithstanding any other provision of the 1985 Plan, upon any termination of the Participant's participation in the 1985 Plan while the Participant continues in the Service of the Company, the Participant shall immediately cease to be eligible for any other benefits under the 1985 Plan and shall be entitled to receive only his Termination Benefit at the time of his Termination of Service with the Company.

         4.6 Survivor's Benefit. If the Participant dies while in the Service of the Company before his Normal Benefit Date, or after Termination of Service if he was eligible for an Early Benefit or Disability Benefit at the time his Termination of Service occurred, the Company shall pay to the Participant's Beneficiary in equal monthly installments commencing on the first day the month after the Participant's death one-twelfth of the amount per annum specified in
Section 7 of the Agreement (the "Survivor's Benefit") until the later of:

         (a) the date the Participant would have attained age sixty-five, or

         (b) the date on which the one hundred eightieth payment is made reduced by the number of payments which were made to the Participant under
         Section 4.3 hereof.

         4.7  Proportionate  Adjustment  of  Benefits.  If the  amount of actual deferral is less than the amount of expected deferral based upon the Participant's election in Section 4 of the Agreement, the benefits under Sections 4.1 (Normal Benefit), 4.3 (Early Benefit), 4.4 (Disability Benefit) and
4.6 (Survivor's Benefit) will be adjusted proportionately based upon a fraction, the numerator of which is the actual amount of deferral and the denominator of which is the expected amount of deferral under Section 4 of his Agreement. In the case of death or disability during the Deferral Period, the denominator will be the expected amount of deferral for the actual period that deferrals were made.

         4.8 Recipients of Payments; Designation of Beneficiary. All payments to be made by the Company under the 1985 Plan shall be made to' the Participant during his lifetime,-provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the 1985 Plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 4.8. The Participant's Beneficiary under this 1985 Plan shall be the Beneficiary designated by the Participant under the Profit Sharing Plan unless the Participant files a written notice of a different Beneficiary designation with the Committee in such form as the committee requires. The form may include contingent Beneficiaries. The Participant may from time to time change the designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. (If a Participant maintains his primary residence in a state which has community property laws, the spouse of a married Participant shall join in any designation of a Beneficiary or Beneficiaries other than the spouse.) If no designation shall be in effect at the time when any benefits payable under this 1985 Plan shall become due, the Beneficiary shall be the spouse of the Participant, or if no spouse is then living, the representatives of the Participant's estate.

         4.9 Withholding; Employment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government.

                                  SECTION FIVE

                                CLAIMS PROCEDURE
                                ----------------

         5.1 Claim for Benefits. Any claim for benefits under the 1985 Plan shall be made in writing to any member of the Committee. If such claim for benefits is wholly or partially denied by the Committee Members, the Committee Members shall, within a reasonable period of time, but not later than sixty days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

         (a) the specific reason or reasons for denial of the claim,

         (b) a reference to the relevant 1985 Plan provisions upon which the denial is based,

         (c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and

         (d) an explanation of the 1985 Plan's claim review procedure.

         5.2 Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within ninety days file a written request to the full Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant's appeal of the denial of his claim, he may review relevant documents and may submit issues and comments in writing.

         5.3 Decision Upon Review of Denial of Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than sixty days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty-day period shall be extended to one hundred twenty days. Such decision shall:

         (a) include specific reasons for the decision,

         (b) be written in a manner calculated to be understood by the claimant, and

         (c) contain specific references to the relevant 1985 Plan provisions upon which the decision is based.

                                   SECTION SIX

                                    COMMITTEE
                                    ---------

         6.1 General Rights, Powers, and Duties of the Committee. The Compensation Committee of Management shall be the Named Fiduciary and Committee responsible for the management, operation and administration of the 1985 Plan. In addition to any powers, rights, and duties set forth elsewhere in the 1995 Plan, it shall have the following powers and duties:

         (a) to adopt such rules and regulations consistent with the provisions of the 1985 Plan as it deems necessary for the proper and efficient administration of the 1985 Plan;

         (b) to enforce the 1985 Plan in accordance with its terms and any rules and regulations it establishes;

         (c) to maintain records concerning the 1985 Plan sufficient to prepare reports, returns, and other information required by the 1985 Plan or by law;

         (d) to construe and interpret the 1985 Plan; to resolve all questions arising under the 1985 Plan; and to approve the amounts of the Compensation Reductions in excess of fifteen percent (15%) of Compensation;

         (e) to direct the Company to pay benefits under the 1985 Plan, and to give such other directions and instructions as may be necessary for the proper administration of the 1985 Plan;

         (f) to employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be employed by or represent the Company; and

         (g) to be responsible for the preparation, filing, and disclosure on behalf of the 1985 Plan of such documents and reports as are required by any applicable federal or state law.

         6.2 Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant's period of employment, termination of employment and the reason therefor, leave of absence, reemployment, Years of Service, personal data, and Compensation. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

         6.3 Responsibility. No member of the Committee or of the Board of Directors of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this 1985 Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.


                                  SECTION SEVEN

                            AMENDMENT AND TERMINATION
                            -------------------------

         7.1 Rights on Termination of Service. Except as expressly provided in Section Four or, if Termination of Service occurs after a Change in Control,
Section 7.5 hereof, the Company shall not be required or be liable to make any payment under this 1985 Plan subsequent to the Termination of Service of the Participant.

         7.2 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the 1985 Plan or Agreement any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. No trust shall be created in connection with or by the execution or adoption of this 1985 Plan or the Agreement, and any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of Company.

         7.3 No Employment Rights. Nothing herein shall constitute a contract of continuing Service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the Service of the Company, and nothing herein shall be construed as fixing or regulating the bonuses or other Compensation payable to the Participant.

         7.4 Company's Right to Terminate. The Company reserves the right at any time by resolution of its Board of Directors delivered to the Committee to amend or terminate the 1985 Plan and/or the Agreement pertaining to the Participant or to reduce the amount of benefits payable, provided however, that:

         (a) in the event of any such termination, the Participant shall be entitled to the Termination Benefit specified in Section 4.5 of this 1985 Plan at the time of the termination of the 1985 Plan and/or his Agreement except that:

            (i) the interest rate set forth in subsection 4.5(a)(iii) shall be one hundred percent (100%) of the rate on ninety-day U.S. Treasury Bills; and

            (ii) the Participant will be entitled to one hundred percent (100%) of the Company allocations made pursuant to Section 3.2 of the 1985 Plan;

         (b) in the event of any amendment which reduces the amount of benefits payable hereunder, a reduction may not reduce the amount of the Normal Benefit payable at age sixty-five to an amount less than the Normal Benefit that could be provided by the amount of the Termination Benefit calculated in accordance with subsection 7.4(a) hereof using the date the reduction of benefit is adopted as the date of termination. In calculating the Normal Benefit payable at age sixty-five that could be provided by the Termination Benefit (as modified), the Committee shall use an interest rate no less than the average of the interest rate on U.S. Treasury Bonds with twenty year maturities as published by the Federal Reserve Board for the twelve months ending on December 31 of the calendar year prior to the date on which the calculation is being made rounded to the nearest one-tenth of one percent (.1%). A reduction in the amount of a benefit may not change the ratio of the benefits provided in Sections 4.1, 4.3, 4.4 and 4.6 hereof to the Normal Benefit as set forth in the affected Participant's Agreement; and

         (c) benefits which are being paid at the time the 1985 Plan is terminated or when benefits are reduced will continue to be paid without reduction in accordance with the 1985 Plan and the Agreement which pertains to the particular Participant.

The  Committee  shall  notify  each  Participant   affected  by  any  amendment,
termination or reduction of such action and its effective date within thirty days after it receives notice from the Company.

         7.5  Change in  Control.  If there is a Change in Control as defined in
Section 7.6 hereof, notwithstanding any other provision of this Plan and/or Agreement, the Plan and all Agreements hereunder shall be terminated in their entirety (unless subsection 7.6(c) is applicable) and:

         (a) each Participant or his Beneficiary who is then receiving a benefit hereunder shall be paid by the Company a lump sum payment equal to the present value of the remaining payments due him under this Plan based upon an interest rate which is no greater than one-half the interest rate set forth in subsection 7.4(b) hereof;

         (b) each Participant who is not then receiving a benefit shall be paid by the Company a lump sum equal to the greater of:

            (i) the amount of the Termination Benefit as modified in subsection 7.4(a), or

            (ii) the present value of his Normal Benefit payable beginning at age sixty-five based upon an interest rate determined by the Company which is no greater than one-half the interest rate set forth in subsection 7.4(b) hereof.

         7.6 Definition of Change in Control. "Change in Control shall mean:

         (a) the sale of the Company or substantially  all of its assets, in any
         form   whatsoever,    including   merger,   consolidation,   or   other
         reorganization;

         (b) the acquisition after October 28, 1998 by any individual (excluding individuals who are Directors of the Company on October 28, 1998), corporation, partnership or other person or entity, together with his or her "Affiliates" and "Associates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended September 30, 1981) of five percent (5%) or more of the outstanding shares of the common stock of the Company followed by a change in the makeup of a majority of the Board of Directors, within two years from the acquisition of such amount of shares; or

         (c) any sale of a substantial portion of the Company or its assets or any substantial change in the ownership of the outstanding shares of common stock of the Company which the Company, in its sole discretion, determines to be a Change in Control under this Section. "Change in Control" under this clause (c) may terminate the Plan either in its entirety, or only as to the Participants who service with the Company is terminated as a result of such sale or change in ownership.



                                  SECTION EIGHT

                                  MISCELLANEOUS
                                  -------------

         8.1 Setoff. If at the time payments or installments of payments are to be made hereunder the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

         8.2 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. Except for debts owed to the Company, no part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

         8.3 Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

         8.4 Notice. Any notice required or permitted to be given under the 1985 Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Compensation Committee of Management. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

         8.5 Governing Laws. The 1985 Plan shall be construed and administered according to the laws of the State of Illinois.

IN WITNESS WHEREOF, the Company has amended and restated this W.W. Grainger, Inc. 1985 Executive Deferred Compensation Plan on November 3, 1998.


                                                             W.W. GRAINGER, INC.


                                                             By: [J.D. Fluno]
                                                             -------------------
                                                                Vice Chairman


ATTEST:

[K.S. Kirsner]
-------------------
Assistant Secretary